EXHIBIT 99.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-173146 on Form S-8 of our report dated June 23, 2015, relating to the financial statements and supplemental schedules of the GapShare Puerto Rico Plan, appearing in this Annual Report on Form 11-K of the GapShare Puerto Rico Plan for the year ended December 31, 2014.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California
June 23, 2015